Exhibit (a)(1)(L)

ECHELON CORPORATION

STOCK APPRECIATION RIGHT AGREEMENT

FOR NON-U.S. EMPLOYEES

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

By executing the Grant Acceptance process and using the services on this Smith Barney Benefit Access® website, you, the Employee and Echelon Corporation (the “Company”) agree that this Award is granted under and governed by the terms and conditions of the Company’s 1997 Stock Plan (the “Plan”) and the Terms and Conditions of Stock Appreciation Rights (the “Agreement”), which may be amended or modified from time to time. Employee has reviewed the Plan and the Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands provisions of the Plan and this Agreement. Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Employee further agrees to promptly notify the Company upon any change in the Employee’s residence address. [PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS (IF ANY) AND APPENDICES, (IF ANY) FOR YOUR COUNTRY, THAT CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.]

The Company hereby grants you, the Employee, a stock appreciation right (the “SAR”) under the Plan, to exercise in exchange for a payment from the Company pursuant to this SAR Agreement. Subject to the terms of this Agreement, this SAR may be exercised in accordance with the vesting schedule until the Expiration Date, each as set forth in the Summary of Grant. However, as provided in this Agreement, this SAR may expire earlier than the Expiration Date.

1. Grant of SAR. The Company hereby grants to the Employee under the Plan a SAR pertaining to all or any part of an aggregate of the number of Shares set forth in the Summary of Grant, which SAR, subject to the terms of this Agreement, entitles the Employee to exercise the SAR in exchange for Shares in the amount determined under paragraph 6 below.

2. Vesting Schedule.

(a) Except as otherwise provided in this Agreement, the right to exercise this SAR will vest in accordance with the vesting schedule set forth in the Summary of Grant, subject to the Employee continuing to be a Service Provider on each relevant vesting date. Notwithstanding anything in this paragraph 2 to the contrary, and except as otherwise provided by the Administrator or as required by local law, vesting of the SAR will be suspended during any unpaid leave of absence other than military leave and will resume on the date the Employee returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence, if permissible under local law.

The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the SAR at any time, subject to the terms of the Plan, and if permissible under local law. If so accelerated, such SAR (or the portion thereof) will be considered as having vested as of the date specified by the Administrator.

(b) Further, and notwithstanding the foregoing, upon Employee’s “Involuntary Termination” (as defined below) within twelve (12) months following a “Change of Control Merger” (as defined in the Plan), 100% of the outstanding and unvested portion of the SAR awarded by this Agreement will vest in full and, to the extent applicable, all performance goals or other vesting criteria to which the SAR is subject will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

(c) For purposes of this Agreement, “Involuntary Termination” shall mean, without Employee’s express written consent: (i) a significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to the Change of Control Merger; (ii) a material reduction in the total cash compensation of the Employee as in effect immediately prior to the Change of Control Merger; (iii) the relocation of the Employee to a facility or a location more than thirty (30) miles from the Employee’s then present location, without the Employee’s express written consent; or (iv) any purported termination of the Employee which is not effected for “Disability” or for “Cause” (each as defined in the Plan), or any purported termination for which the grounds relied upon are not valid.

3. Exercise of SAR.

(a) Grant Price. The purchase price per Share for this SAR (the “Grant Price”) shall be the amount set forth in the Summary of Grant, which is the Fair Market Value of a Share on the grant date.

(b) Right to Exercise. This SAR is exercisable during its term in accordance with the vesting schedule set forth in the Summary of Grant and the applicable provisions of the Plan and this Agreement.

(c) Method of Exercise. This SAR is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator (which may require the Employee to exercise this SAR through the Company’s designated broker or administrator), which in either case shall state the election to exercise the SAR, the number of Shares in respect of which the SAR is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Subject to paragraph 8, the Employee shall provide payment of any or all income tax, social insurance, payroll tax, or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”) arising in connection with such exercise. This SAR shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by any applicable Tax-Related Items.

4. Death of Employee. In the event that the Employee dies while in the employ of the Company and/or a Parent or Subsidiary, the administrator or executor of the Employee’s estate (or such other person to whom the SAR is transferred pursuant to the Employee’s will or in accordance with the laws of descent and distribution), may exercise any vested but unexercised portion of the SAR within the period set forth in the Summary of Grant. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this SAR and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this SAR as set forth in this Agreement.

5. Persons Eligible to Exercise SAR. Except as provided in paragraph 4 above or as otherwise determined by the Administrator in its discretion, this SAR shall be exercisable during the Employee’s lifetime only by the Employee.

6. Payment of SAR Amount. Upon exercise of this SAR, the Employee shall be entitled to receive the number of Shares (the “SAR Amount”), less applicable Tax-Related Items, determined by (i) multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; times (b) the number of Exercised Shares, and (ii) dividing the product of (a) and (b) by the Fair Market Value of a Share on the date of exercise. The SAR Amount shall be paid solely in whole Shares; any fractional amount shall be rounded down to the nearest whole Share. Shares issued pursuant to the exercise of this SAR may be delivered in book form or listed in street name with a brokerage company of the Company’s choice.

No payment shall be made pursuant to the exercise of this SAR unless such payment complies with Applicable Laws. Assuming such compliance, for income tax purposes, the payment shall be considered transferred to the Employee on the date the SAR is exercised with respect to such Exercised Shares.

7. Term of SAR. This SAR may be exercised only within the term set out in the Summary of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

8. Tax Withholding and Payment Obligations. Regardless of any action the Company or the employing Parent or Subsidiary (the “Employer”) takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Employee further acknowledges that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SAR, including the grant, vesting, or exercise of the SAR, the subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the SAR or any aspect of the SAR to reduce or eliminate the Employee’s liability for Tax-Related Items, or achieve any particular tax result. Further, if Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No payment will be made to the Employee (or his or her estate) for SARs unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Employee with respect to the payment of any Tax-Related Items obligations of the Company and/or the Employer with respect to the SARs.

In this regard, the Employee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding a portion of the Shares otherwise issuable in payment for the exercise of this SAR; or

(b) withholding from the Employee’s paycheck or other cash compensation payable to the Employee by the Company and/or the Employer; or

(c) withholding from proceeds of the sale of Shares acquired upon exercise of the SARs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to the Employee’s authorization in this Agreement); or

(d) requiring the Employee to pay the Tax-Related Items in the form of cash, check or other cash equivalent.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of whole Shares as described in subparagraph (a) of this paragraph 8, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the SAR award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Employee’s participation in the Plan. No fractional Shares will be withheld or issued pursuant to the exercise of this SAR and the issuance of Shares thereunder; any additional withholding necessary for this reason will be done by the Company or Employer through the Employee’s paycheck or other cash compensation paid to the Employee by the Company or Employer except as otherwise provided herein with respect to an Employee who is an “executive officer” of the Company within the meaning of Section 402 of the Sarbanes Oxley Act of 2002 (an “Executive Officer”). With respect to an Employee who is an Executive Officer, the Employee hereby agrees to pay the Company, on or prior to the date of exercise, by cash or check an amount equal to such additional withholding unless the Company otherwise determines that withholding such amount from the Employee’s paycheck or other cash compensation in accordance with the preceding sentence would not violate Section 402 of the Sarbanes Oxley Act of 2002. In the event that any cash amounts withheld by the Company exceed the Tax-Related Items that are due after withholding of whole Shares, the Company or the Employer will reimburse the Employee for the excess amounts.

The Employee shall pay to the Company or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this paragraph 8. The Employee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to make a SAR payment pursuant to this Agreement if the Employee fails to comply with his or her obligations in connection with the Tax-Related Items.

9. Suspension of Exercisability. This SAR, in the sole discretion of the Company, may not be exercised, in whole or in part, and/or the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares, the filing of quarterly reports and the completion of any restatement of financial statements required under any state, federal, or local law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) with respect to the issuance of Shares, the lapse of such reasonable period of time following the date of exercise of the SAR as the Administrator may establish from time to time for reasons of administrative convenience. Any suspension of exercise or delay in the issuance of Shares as a result of one or more of the foregoing conditions shall not extend the Expiration Date of this SAR, and the Company shall have no further obligation or liability with respect to this SAR as of and following the Expiration Date.

10. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares covered by this SAR unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. Termination Period. To the extent vested on the date the Employee ceases to be a Service Provider, this SAR will be exercisable for thirty (30) days thereafter, unless such termination is due to the Employee’s death or Disability, in which case this SAR will be exercisable for twelve (12) months after the Employee ceases to be a Service Provider. Notwithstanding the foregoing, in no event may this SAR be exercised after the Expiration Date as set forth in the Summary of Grant. For purposes of this paragraph 11, where the Employee ceases to be a Service Provider (whether or not in breach of local labor laws), the Employee’s right to vest in SARs under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively engaged as a Service Provider and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Employee is no longer actively engaged as a Service Provider for purposes of the SAR.

12. No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Employer, as the case may be, and the Company, or the Employer, as the case may be, will have and the Employee’s participation in the Plan shall not interfere with, the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder, the Employee’s participation in the Plan, and the vesting schedule set forth in the Summary of Grant do not constitute an express or implied promise of continued employment for any period of time. In the event that the Employee is not an employee of the Company, the grant will not be interpreted to form an employment contract with the Employer or any Parent or Subsidiary of the Company.

13. Nature of Grant. In accepting the SAR, the Employee acknowledges that: (a) the grant of the SAR is voluntary and occasional and does not create any contractual or other right to receive future grants of SARs, or benefits in lieu of SARs even if SARs have been granted repeatedly in the past; (b) all decisions with respect to future awards of SARs, if any, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) SARs are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of the Employee’s employment contract, if any; (e) the SAR and the Shares subject to the SAR are not intended to replace any pension rights or compensation, (f) SARs and the Shares subject to the SARs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Parent or Subsidiary of the Company; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) in consideration of the award of SARs, no claim or entitlement to compensation or damages shall arise from forfeiture of the SAR resulting from termination of employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (i) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of Shares; (j) the SAR and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability and (k) the Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

14. Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that the Company, the Employer and any Parent or Subsidiary may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Parent or Subsidiary, details of all SARs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). The Employee understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Employee’s local human resources representative. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares received upon exercise of the SAR. The Employee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Employee’s local human resources representative. The Employee understands that refusal or withdrawal of consent may affect the Employee’s ability to participate in the Plan or to realize benefits from the SAR. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

15. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of the Human Resources Department, at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126, or at such other address as the Company may hereafter designate in writing.

16. SAR is Not Transferable. Except as otherwise expressly provided in paragraph 4 above, this SAR and the rights and privileges conferred hereby shall not be sold, transferred, pledged, assigned, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to sell, transfer, pledge, assign, hypothecate or otherwise dispose of this SAR, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this SAR and the rights and privileges conferred hereby immediately shall become null and void.

17. Restrictions on Sale of Securities. Subject to the provisions of paragraph 9 above, the Shares issued upon exercise of this SAR will be registered under the U.S. federal securities laws and will be freely tradable upon receipt. However, the Employee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

18. Binding Agreement. Subject to the limitation on the transferability of this SAR contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto to the extent permissible under local law.

19. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

20. Administrator Authority. The Administrator shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith (including, but not limited to, the determination of whether or not any SARs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company and all other interested persons, and will be given the maximum deference permitted by law. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

21. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

23. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein or as determined by the Administrator as necessary or advisable to comply with or facilitate compliance with Applicable Laws, modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

24. Amendment, Suspension, or Termination of the Plan. By accepting this SAR, the Employee expressly warrants that he or she has received a SAR to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

25. Section 409A. Under Section 409A of the Internal Revenue Code of 1986, as amended, a SAR that vests after December 31, 2004, that was granted with a per share Grant Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share of common stock on the date of grant (a “discount SAR”) may be considered “deferred compensation.” A SAR that is a “discount SAR” may result in, if the Employee is subject to tax in the United States, (i) income recognition by the Employee prior to the exercise of the SAR, (ii) an additional twenty percent (20%) tax, and (iii) potential penalty and interest charges. The Employee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Grant Price of this SAR equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. The Employee agrees that if the IRS determines that this SAR was granted with a per Share Grant Price that was less than the Fair Market Value of a Share on the date of grant, the Employee (if subject to tax in the United States) will be solely responsible for the Employee’s taxes and other costs related to such a determination.

26. Notice of Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California and no other courts, where this grant is made and/or to be performed.

27. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

28. Language. If the Employee has received this Agreement, including Appendices (if any), or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

29. Appendix. Notwithstanding any provisions in this Agreement, the SAR grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Employee’s country. Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

30. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the SAR and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ECHELON CORPORATION

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE ECHELON CORPORATION

STOCK APPRECIATION RIGHT AGREEMENT

FOR NON-US EMPLOYEES

Terms and Conditions

This Appendix includes additional terms and conditions that govern the SAR granted to the Employee under the Plan if the Employee is employed in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Employee should be aware with respect to the Employee’s participation in the Plan. The information is based on applicable securities, exchange control or other laws in effect in the respective countries as of November 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information in this Appendix as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date at the time that the SAR is exercised or the Employee sells Shares acquired under the Plan. Further, although information may be set forth below relating to the Employee’s exchange control obligations in connection with the conversion of funds, selling shares or holding of foreign securities, compliance with such obligations is the Employee’s responsibility and neither the Company nor the Employer accept any responsibility for such compliance. In addition, the information contained herein is general in nature and may not apply to the Employee’s particular situation and the Company is not in a position to assure the Employee of a particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to his or her situation.

Finally, if the Employee is a citizen or resident of a country other than the one in which the Employee is currently working, the information contained herein may not be applicable to the Employee.

AUSTRALIA

Terms and Conditions

Payment of SARs. SARs granted to Employees in Australia shall be paid in Shares only and do not provide any right for Employees to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Employee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Employee. In addition, the Employee must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Terms and Conditions

Securities Law Warning. The SAR and Shares issued at exercise of the SAR do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or any Parent or Subsidiary of the Company. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The SAR and related Plan documentation are intended only for the personal use of each eligible employee of the Employer, the Company or a Parent or Subsidiary of the Company and may not be distributed to any other person. The Employee is advised to exercise caution in relation to the offer. If the Employee is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Employee should obtain independent professional advice.

Payment of SAR and Sale of Shares. This provision supplements paragraph 2 of the Agreement.

In the event the Employee’s SAR vests and is exercised within six months of the grant date, the Employee agrees that he or she will not dispose of the Shares issued upon such exercise prior to the six-month anniversary of the grant date.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

ITALY

Terms and Conditions

Data Privacy. This provision replaces in its entirety paragraph 14 of the Agreement:

The Employee understands that the Employer, the Company and/or any Parent or Subsidiary of the Company, may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Stock Appreciation Rights or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee is aware that providing the Company with Employee’s Data is necessary for the performance of this Agreement and that Employee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Employee’s ability to participate in the Plan.

The Controller of Personal Data processing is Echelon Corporation, with registered offices at 550 Meridian Avenue, San Jose, CA 95126, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Echelon Europe LTD with registered offices in Piazzale Biancamano 8, 20121 Milano, Italy. The Employee understands that the Data may be transferred to the Employer, the Company and/or any Parent or Subsidiary of the Company, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the exercise of the SAR or cash from the sale of such Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The processing activity, including the transfer of the Employee’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Employee’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. The Employee understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

The Employee understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that pursuant to art.7 of D.lgs 196/2003, the Employee has the right, including but not limited to, access, delete, update, request the rectification of his or her Data and cease, for legitimate reasons, the Data processing. Furthermore, the Employee is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Employee’s local human resources representative.

Plan Document Acknowledgment. In accepting the SAR, the Employee acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

The Employee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement; Paragraph 2: Vesting Schedule, Paragraph 3: Exercise of SAR; Paragraph 4: Death of Employee; Paragraph 6: Payment of SAR Amount; Paragraph 8: Tax Withholding and Payment Obligations; Paragraph 9: Suspension of Exercisability; Paragraph 10: Rights as Stockholder; Paragraph 12: No Effect on Employment; Paragraph 13: Nature of Grant; Paragraph 16: SAR is Not Transferable; Paragraph 17: Restrictions on Sale of Securities; Paragraph 20: Administrator Authority and the Data Privacy Disclaimer above in this section of the Appendix.

Notifications

Exchange Control Information. The Employee is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. The Employee is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Employee’s behalf.

JAPAN

There are no country specific provisions.

KOREA

Notifications

Exchange Control Information. If the Employee realizes US$500,000 or more from the sale of Shares, Korean exchange control laws require the Employee to repatriate the proceeds to Korea within 18 months of the sale.

NETHERLANDS

Terms and Conditions

Labor Law Acknowledgement. By accepting this SAR, the Employee acknowledges that: (i) the grant is intended as an incentive for the Employee to remain employed with his or her current employer and is not intended as remuneration for labor performed; and (ii) the grant is not intended to replace any pension rights or compensation.

Notifications

Insider-Trading Notification. The Employee should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued to the Employee at exercise and payment of the SAR. In particular, the Employee may be prohibited from effectuating certain transactions involving Shares if the Employee has inside information about the Company. If the Employee is uncertain whether the insider-trading rules apply to him or her, the Employee should consult his or her personal legal advisor.

SWEDEN

Terms and Conditions

Payment of SARs. SARs granted to Employees in Sweden shall be paid in Shares only and do not provide any right for Employees to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

SWITZERLAND

Notifications

Securities Law Notification. The Award is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

UNITED KINGDOM

Terms and Conditions

Payment of SARs. SARs granted to Employees in the United Kingdom shall be paid in Shares only and do not provide any right for Employees to receive a cash payment, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

Tax and National Insurance Contributions Acknowledgment. The following provisions supplement paragraph 8 of the Agreement:

The Employee agrees that the Employer and the Company may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Employee may have to recover any overpayment from the relevant tax authorities.

The Employee agrees that if the Employee does not pay or the Employer or the Company does not account for and withhold from the Employee the full amount of Tax-Related Items that the Employee owes due to the exercise of the SAR, or the release or assignment of the SAR for consideration, or the receipt of any other benefit in connection with the SAR (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been accounted for and withheld shall constitute a loan owed by the Employee to the Employer, effective 90 days after the Taxable Event. The Employee agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Employee, and the Company and/or the Employer may recover it at any time by any of the means referred to in paragraph 8 of the Agreement. The Employee also authorizes the Company to delay the issuance of any Shares to the Employee unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Employee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Employee is an officer or executive director and Tax-Related Items are not collected from or paid by the Employee within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Employee on which additional income tax and national insurance contributions may be payable. The Employee acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in paragraph 8 of the Agreement.

Joint Election. The Employee agrees to accept any liability for secondary Class 1 National Insurance contributions (“Employer NICs”) which may be payable by the Company or the Employer with respect to the acquisition of Shares pursuant to the exercise of the SAR or other Taxable Event in connection with the SAR and it is a condition of the exercise of the SAR that this agreement to bear the Employer NICs is in force on the date of exercise. Without limitation to the above, the Employee agrees to execute a joint election with the Company and/or the Employer (the “Election”), the form of such Election being formally approved by HMRC, and any other consents or elections required to accomplish the transfer of the Employer NICs to the Employee. The Employee further agrees to execute such other joint elections as may be required between the Employee and any successor to the Company and/or the Employer. The Employee agrees to enter into an Election prior to the exercise of the SAR.